EX-FILING FEES

Calculation of Filing Fee Table

S-3

(Form Type)

HSBC Bank plc

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

		Fee Calculation		Proposed Maximum	Maximum		Amount of
	Security Class	or Carry Forward	Amount	Offering Price Per	Aggregate		Registration
Security Type	Title	Rule	Registered	Unit	Offering Price	Fee Rate	Fee
Fees to Debt	Debt	Rule 457(r)			$1,236,000	$147.60 per	$182.43
Be Paid	Securities					$1,000,000